UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐  Soliciting Material Pursuant to §240.14a-12.

GREENMAN TECHNOLOGIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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GREENMAN TECHNOLOGIES, INC.
205 South Garfield
Carlisle, Iowa 50047

NOTICE OF ANNUAL
MEETING OF STOCKHOLDERS
To Be Held March 31, 2010

To Our Stockholders:

The Annual Meeting of Stockholders (the “Meeting”) of GreenMan Technologies, Inc., a Delaware corporation (together with its subsidiaries, “we”, “us” or “our”), will be held on Wednesday, March 31, 2010, at 9:00 A.M. at the Burlington Marriott, One Burlington Mall Road, Burlington, Massachusetts, 01803 for the following purposes:

1.	To elect five members of our Board of Directors;

2.	To approve an amendment to our 2005 Stock Option Plan to increase the number of shares that may be issued under the plan from 3,500,000 to 6,000,000.

3.
To consider and act upon a proposal to ratify the selection of the firm of Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. as our independent auditors for the fiscal year ending September 30, 2010; and

4.	To transact such other business as may properly come before the Meeting and any adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on February 1, 2010 are entitled to notice of and to vote at the Meeting.  A complete list of stockholders entitled to vote at the Meeting shall be available for examination by any stockholder, for any purpose germane to the Meeting, during ordinary business hours from March 19, 2010 until the Meeting at our principal executive offices. The list will also be available at the Meeting.

All stockholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Meeting may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors

Lyle Jensen
Chief Executive Officer
February 22, 2010

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE.

Requests for additional copies of the proxy materials and our Annual Report for the fiscal year ended September 30, 2009 should be addressed to Shareholder Relations, GreenMan Technologies, Inc., 205 South Garfield, Carlisle, Iowa 50047. This material will be furnished without charge to any stockholder requesting it.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on March 31, 2010:  The Proxy Statement for the Annual Meeting and the Annual Report to Shareholders for the year ended September 30, 2009 are available at www.greenman.biz.

GREENMAN TECHNOLOGIES, INC.
205 South Garfield
Carlisle, Iowa 50047

PROXY STATEMENT

February 22, 2010

Proxies in the form enclosed with this proxy statement are solicited by our Board of Directors (the “Board of Directors”) at our expense for use at the Annual Meeting of Stockholders (the “Meeting”) to be held at 9:00 AM. on Wednesday, March 31, 2010, at the Burlington Marriott, One Burlington Mall Road, Burlington, Massachusetts, 01803.

Only stockholders of record as of February 1, 2010 will be entitled to vote at the Meeting and any adjournments thereof. As of that date, 33,077,310 shares of our Common Stock, par value $.01 per share, were issued and outstanding. The holders of our common stock are entitled to one vote per share on any proposal presented at the Meeting. Stockholders may vote in person or by proxy.

Execution of a proxy will not in any way affect a stockholder’s right to attend the Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised by attending the Meeting and voting in person or filing with our Secretary either a written instrument revoking the proxy or another executed proxy bearing a later date.

All properly executed proxies returned in time to be counted at the Meeting will be voted. With respect to the election of our Board of Directors, shares represented by proxies will be voted as stated below under “Election of Directors.” Any stockholder submitting a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee’s name on the space provided on the proxy. In addition to the election of Directors, the stockholders will consider and vote upon proposals: (i) to approve an amendment to our 2005 Stock Option Plan to increase the number of shares that may be issued under the plan from 3,500,000 to 6,000,000, and (ii) to ratify the selection of Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. as our independent auditors, all as further described in this proxy statement. Where a choice has been specified on the proxy with respect to such matter, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR if no specification is made.

The representation in person or by proxy of a majority of the outstanding shares of our common stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. A “non-vote” occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Meeting. The affirmative vote of the holders of a majority of the Common Stock issued and outstanding is required for approval of the 2005 Stock Option Plan. The proposal to ratify the selection of Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. as our independent auditors requires the affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting. An automated system administered by our transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter.

The Board of Directors knows of no other matter to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

Our Annual Report, containing financial statements for fiscal year ended September 30, 2009 is being mailed contemporaneously with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to stockholders on or about February 22, 2010.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of February 1, 2010:

•	by each of our directors and executive officers;
•	by all of our directors and executive officers as a group; and
•	by each person (including any “group” as used in Section 13(d) of the Securities Exchange Act of 1934) who is known by us to own beneficially 5% or more of the outstanding shares of common stock.

Unless otherwise indicated below, to the best of our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. As of February 1, 2010, 33,077,310 shares of our common stock were issued and outstanding.

Security Ownership of Management and Directors

Name (1)	Number of Shares Beneficially Owned (2)	Percentage of Class (2)

Dr. Allen Kahn (3)	4,457,975	13.46%
Maury Needham (4)	1,670,839	5.01%
Lyle Jensen (5)	1,473,522	4.36%
Charles E. Coppa (6)	724,628	2.17%
Lew F. Boyd (7)	363,678	1.10%
Kevin Tierney, Sr.	29,000	*
All officers and directors as a group (6 persons) (8)	8,719,632	25.30%
* less than 1%
_____________________________
(1)	Except as noted, each person’s address is care of GreenMan Technologies, Inc., 205 South Garfield, Carlisle, Iowa, 50047.
(2)
Pursuant to the rules of the Securities and Exchange Commission, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(3)	Includes 50,500 shares of common stock issuable pursuant to immediately exercisable stock options.
(4)	Includes 292,500 shares of common stock issuable pursuant to immediately exercisable stock options. Also includes 59,556 shares of common stock owned by Mr. Needham’s wife.
(5)	Includes 738,500 shares of common stock issuable pursuant to immediately exercisable stock options.
(6)	Includes 267,700 shares of common stock issuable pursuant to immediately exercisable stock options.
(7)	Includes 37,500 shares of common stock issuable pursuant to immediately exercisable stock options.
(8)	Includes 1,386,700 shares of common stock issuable pursuant to immediately exercisable stock options and 59,556 shares of common stock owned by Mr. Needham’s wife.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Pursuant to Proposal No. 1, the five nominees listed below will be nominated to serve until the next Annual Meeting of Stockholders and until their successors are elected. Officers are elected by and serve at the discretion of the Board of Directors, subject to their employment contracts.

Shares represented by all proxies received by the Board of Directors and not so marked to withhold authority to vote for any individual nominee will be voted (unless one or more nominees are unable or unwilling to serve) FOR the election of all nominees. The Board of Directors knows of no reason why any such nominees should be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person or for fixing the number of directors at a lesser number.

The following information is set forth with respect to each nominee for election as a director.

Nominee’s Name	Position(s) Held	Year Term Will Expire

Maurice E. Needham	Chairman of the Board of Directors	2011
Lyle Jensen	Chief Executive Officer, President and Director	2011
Dr. Allen Kahn	Director	2011
Lew F. Boyd	Director	2011
Kevin Tierney, Sr.	Director	2011

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

Occupations of Directors and Executive Officers

The following table sets forth all of the candidates for election of directors at the Meeting, and our executive officers, their ages, and the positions held by each such person within our company.

Our directors, nominees and executive officers are as follows:

Name	Age	Position

Maurice E. Needham	69	Chairman of the Board of Directors
Lyle Jensen	59	Chief Executive Officer; President; Director
Charles E. Coppa	46	Chief Financial Officer; Treasurer; Secretary
Dr. Allen Kahn	88	Director
Lew F. Boyd	64	Director
Kevin Tierney	50	Director

Each director is elected for a period of one year at the annual meeting of stockholders and serves until his or her successor is duly elected by the stockholders.  The officers are appointed by and serve at the discretion of the Board of Directors. All outside directors receive $5,000 per quarter as board compensation.

We have established an Audit Committee consisting of Messrs. Tierney (Chair) and Boyd and Dr. Kahn, and a Compensation Committee consisting of Messrs. Boyd (Chair) and Dr. Kahn.  Our Board of Directors has determined that Mr. Tierney is an “audit committee financial expert” within the meaning given that term by Item 407(d)(5) of Regulation S-K.

MAURICE E. NEEDHAM has been Chairman since June 1993. From June 1993 to July 21, 1997, Mr. Needham also served as Chief Executive Officer.  He has also served as a Director of Comtel Holdings, an electronics contract manufacturer since April 1999.  He previously served as Chairman of Dynaco Corporation, a manufacturer of electronic components which he founded in 1987. Prior to 1987, Mr. Needham spent 17 years at Hadco Corporation, a manufacturer of electronic components, where he served as President, Chief Operating Officer and Director.

LYLE JENSEN has been a Director since May 2002. On April 12, 2006, Mr. Jensen became our Chief Executive Officer. Mr. Jensen previously was Executive Vice President/Chief Operations Officer of Auto Life Acquisition Corporation, an automotive aftermarket dealer of fluid maintenance equipment.  Prior to that, he was a Business Development and Operations consultant after holding executive roles as Chief Executive Officer and minority owner of Comtel and Corlund Electronics, Inc.  He served as President of Dynaco Corporation from 1988 to 1997; General Manager of Interconics from 1984 to 1988; and various financial and general management roles within Rockwell International from 1973 to 1984.

CHARLES E. COPPA has served as Chief Financial Officer, Treasurer and Secretary since March 1998.  From October 1995 to March 1998, he served as Corporate Controller.  Mr. Coppa was Chief Financial Officer and Treasurer of Food Integrated Technologies, a publicly-traded development stage company from July 1994 to October 1995.  Prior to joining Food Integrated Technologies, Inc., Mr. Coppa served as Corporate Controller for Boston Pacific Medical, Inc., a manufacturer and distributor of disposable medical products, and Corporate Controller for Avatar Technologies, Inc., a computer networking company.

ALLEN KAHN, M.D., has been a Director since March 2000. Dr. Kahn operated a private medical practice in Chicago, Illinois, which he founded in 1953 until his retirement in October 2002. Dr. Kahn has been actively involved as an investor in “concept companies” since 1960. From 1965 through 1995 Dr. Kahn served as a member of the Board of Directors of Nease Chemical Company (currently German Chemical Company), Hollymatic Corporation and Pay Fone Systems (currently Pay Chex, Inc.).

LEW F. BOYD has been a Director since August 1994. Mr. Boyd is the founder and since 1985 has been the Chief Executive Officer of Coastal International, Inc., an international business development and executive search firm, specializing in the energy and environmental sectors.  Previously, Mr. Boyd had been Vice President/General Manager of the Renewable Energy Division of Butler Manufacturing Corporation and had served in academic administration at Harvard and Massachusetts Institute of Technology.

KEVIN TIERNEY has been a Director since July 2009.  Since 2006, Mr. Tierney has served as the President and Chief Executive Officer of Saugusbank, a $200 million, state-chartered community bank located in Saugus, Massachusetts.  Prior to joining Saugusbank, he served as executive vice president and general manager of BISYS Group’s Corporate Financial Solutions Division which provided corporate banking services to Fortune 500 treasury departments as well as to the life insurance and health insurance industries. From 1999 to 2004, Mr. Tierney was executive vice president and chief operating officer of Abington Bancorp, a $1.2 billion, publicly traded bank holding company.  Mr. Tierney previously served as executive vice president and general manager of a division of  Electronic Data Systems Inc. where he oversaw a business unit that provided emerging payment technologies to the retail and financial services industries.

Certain Relationships and Related Transactions

Item 404(a) of Regulation S-K requires that we disclose any transaction or proposed transaction in which we are a participant and in which any related person has or will have a direct or indirect material interest involving more than the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at the end of each of the last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the our common stock, or an immediate family member of any of those persons.

 On November 18, 2008 we entered into a four-month (extended in March 2009 on a month-to-month basis) consulting agreement at a rate of $7,500 per month with a company owned by Mr. Boyd who also serves as the Chairman of our Compensation committee.  The consulting firm is currently providing assistance in the areas of due diligence support, “green” market opportunity identification and evaluation, Board of Director candidate identification and evaluation and other services as our Board may determine.

As a result of the divestiture of our tire recycling operations on November 17, 2008, all related party transactions described below have been terminated.

We rented several pieces of equipment on a monthly basis from Valley View Farms, Inc. and Maust Asset Management, LLC, two companies co-owned by a former employee. We have entered into three equipment operating lease agreements with Maust Asset Management.  Under these leases, we were required to pay between $1,500 and $2,683 per month rental and had the ability to purchase the equipment at the end of the lease for between $12,000 and $16,000. Rent expense associated with payments made to the two companies for the fiscal years ended September 30, 2009 and 2008 was $12,401 and $82,858, respectively.

During fiscal 2008, we entered into two capital lease agreements with Maust Asset Management for equipment valued at $358,548. Under the terms of the leases we were required to pay between $2,974 and $5,000 per month rental for a period of 60 months from inception. We had the ability to purchase the equipment at the end of each lease for $1 per unit.

In April 2003, our Iowa subsidiary entered into a ten-year lease agreement with Maust Asset Management for our Iowa facility.  Under the lease, monthly rent payments of $8,250 plus real estate taxes were required for the first five years, increasing to $9,000 plus real estate taxes per month for the remaining five years. Maust Asset Management acquired the property from the former lessor. In April 2005, our Iowa subsidiary entered into an eight-year lease agreement with Maust Asset Management for approximately three acres adjacent to our existing Iowa facility.  Under that lease, monthly rent payments of $3,500 were required. For the fiscal years ended September 30, 2009 and 2008 payments made in connection with these leases amounted to $32,800 and $168,180, respectively.

During March 2004, our Minnesota subsidiary sold all of its land and buildings to an entity co-owned by a former employee for $1,400,000, realizing a gain of $437,337 which has been recorded as unearned income and classified as a non-current liability in the accompanying financial statements. Simultaneous with the sale, we entered into an agreement to lease the property back for a term of 12 years at an annual rent of $195,000, increasing to $227,460 over the term of the lease. The gain was being recognized as income ratably over the term of the lease. The building lease was classified as a capital lease at September 30, 2008 valued at $1,036,000 with the portion allocated to land treated as an operating lease. For the fiscal years ended September 30, 2009 and 2008 payments made in connection with this lease amounted to $44,604 and $257,429, respectively.

All transactions, including loans, between us and our officers, directors, principal stockholders, and their affiliates are approved by a majority of the independent and disinterested outside directors on the Board of Directors. Management believes these transactions were consummated on terms no less favorable to us than could be obtained from unaffiliated third parties.

Code of Ethics

On May 28, 2005, we adopted a code of ethics which applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted our code of ethics on our corporate website, www.greenman.biz.

Board Meetings

Our Board of Directors met 12 times, in person or by telephone, during the fiscal year ended September 30, 2009. None of the directors attended fewer than 75% of the meetings held during the period. There were no actions taken by unanimous consent in lieu of a meeting during the fiscal year ended September 30, 2009.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee and a Compensation Committee.

Audit Committee: The Audit Committee of the Board of Directors acts to: (i) acquire a complete understanding of our audit functions; (ii) review with management and our independent accountants our finances, financial condition and interim financial statements; (iii) review with the independent accountants our year-end financial statements; and (iv) review implementation with the independent accountants and management any action recommended by our independent accountants. The Audit Committee met 4 times during the fiscal year ended September 30, 2009. None of the members of the Audit Committee attended fewer than 75% of the meetings held during the period.

A copy of the Audit Committee charter is available at www.greenman.biz.  The two members of the Audit Committee are “independent” within the meaning given to the term by Section 803 of the American Stock Exchange Company Guide.

Report of the Audit Committee

The Audit Committee has reviewed and discussed our audited consolidated balance sheets and statements of operations and comprehensive income, cash flows and stockholders’ equity (deficit) for the fiscal year ended September 30, 2009 and 2008 with management. The Audit Committee has discussed with our independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61.

The Audit Committee has also received and reviewed written disclosures and the letter from Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. as required by Independent Standards Board No. 1 and has discussed with Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. their independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Kevin Tierney, Sr., Chairman            Lew Boyd      Dr. Allen Kahn

Compensation Committee: The Compensation Committee of the Board of Directors sets the compensation of the Chief Executive Officer and reviews and approves the compensation arrangements for all other officers. The Compensation Committee met 3 times during the fiscal year ended September 30, 2009. None of the members of the Compensation Committee attended fewer than 75% of the meetings held during the period. A copy of the Compensation Committee charter is available at www.greenman.biz.  The two members of the Compensation Committee are “independent” within the meaning given to the term by Section 803 of the American Stock Exchange Company Guide.

Our Board of Directors has not established a nominating committee. Our Board believes that each of our current members should, and do, participate in the consideration of director nominees. The policy of our Board is to consider director candidates recommended by our stockholders. Stockholders wishing to nominate director candidates must comply with certain procedures and notice requirements set forth in our By-Laws. Nominations must be submitted in writing to our principal executive office on a timely basis and must contain certain information set forth in our By-Laws. See “Advance Notice Procedures” below. Our Board has not established a formal charter regarding the nomination and consideration of director candidates. We expect to establish a Nominating and Governance Committee, and a charter governing its operations, in fiscal 2010. When adopted, the charter will be posted on our corporate website.

Stockholders may communicate directly with members of our Board of Directors by sending a letter or other written communication to The Chairman of the Board (or, if applicable to an individual director by name), in care of the Corporate Secretary, GreenMan Technologies, Inc., 205 South Garfield, Carlisle, Iowa 50047. Our current policy is to forward all communications to the Chairman of the Board or the individually named director, if applicable, but we reserve the right to modify that policy in the future.

Executive and Director Compensation

Summary Compensation Table

The following table summarizes the compensation paid or accrued for services rendered during the fiscal years ended September 30, 2009 and 2008, to our Chief Executive Officer and our Chief Financial Officer. We granted restricted stock awards in fiscal 2009 only. We did not grant any stock appreciation rights or make any long-term plan payouts during the fiscal years ended September 30, 2009 and or September 30, 2008.

	Annual Compensation			Option	All Other
Name and Principal Position	Fiscal Year	Salary	Bonus	Awards (1)(2)	Compensation(3)	Total

Lyle Jensen	2009	$ 250,000	$ 275,000	$ 39,000	$ 37,479	$ 601,479
Chief Executive Officer	2008	250,000	150,000	39,200	23,923	463,123

Charles E. Coppa	2009	$ 161,500	$ 130,000	$ 55,000	$ 28,649	$ 375,149
Chief Financial Officer	2008	158,625	75,000	--	12,760	246,385

(1)
Amounts shown do not reflect compensation actually received by the named executive officer. The amounts in the Option Awards column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal years ended September 30, 2009 and September 30, 2008, in accordance with ASC 718 for all stock options granted in such fiscal years. The calculation in the table above excludes all assumptions with respect to forfeitures. There can be no assurance that the amounts set forth in the Option Awards column will ever be realized. A forfeiture rate of zero was used in the expense calculation in the financial statements.

(2)
Options granted have a ten-year term and vest at an annual rate of 20% over a five-year period from the date of grant with the exception of the 200,000 granted to Mr. Jensen in fiscal 2008 and 100,000 granted in fiscal 2009 which, pursuant to the terms of his employment, vest immediately on the date of grant and have a ten-year term.

(3)
Represents payments made to or on behalf of Messrs. Jensen and Coppa for health and life insurance and auto allowances. In addition, during June 2009, the Board of Directors approved the issuance of 50,000 shares of unregistered common stock as restricted stock awards to Mr. Jensen and Mr. Coppa in recognition of past services and as future incentive.  The value assigned to each individual’s grant is $15,000 based on the closing bid price on the date of grant plus the anticipated income tax affect associated with the issuance of these shares.  Each recipient has agreed to hold the shares for a minimum of 18 months after issuance.

Employment Agreements

On April 12, 2006, we entered into a five-year employment agreement with Mr. Jensen pursuant to which Mr. Jensen receives a base salary of $195,000 per year. The agreement automatically renews for one additional year upon each anniversary, unless notice of non-renewal is given by either party.  We may terminate the agreement without cause on 30 days’ prior notice.  The agreement provides for payment of twelve months’ salary and certain benefits as a severance payment for termination without cause. Any increases in Mr. Jensen’s base salary will be made in the discretion of the Board of Directors upon the recommendation of the Compensation Committee. The agreement also provided for Mr. Jensen to be eligible to receive incentive compensation in the form of cash and stock options based on (i) non-financial criteria which may be established by the Board of Directors and (ii) upon a calculation of our annual audited earnings before interest, taxes, depreciation and amortization (“EBITDA”) as a percentage of our revenue, as follows:

	EBITDA as % of Revenue	Cash Performance Incentive
Base:	10.0 % or Less	None
Level I:	10.1% – 12.0%	10% of EBITDA dollars above Base
Level II:	12.1% – 15.0%	12% of EBITDA dollars above Base
Level III:	> 15.0%	15% of EBITDA dollars above Base

EBITDA as a
	% of Revenue	Stock Option Performance Incentive Earned
Base:	<11.0%	None
Level I:	11.1% – 11.99%	Options to purchase 20,000 shares of the Company’s common stock.
Level II:	12.0% – 12.99%	Options to purchase 40,000 shares of the Company’s common stock.
Level III:	13.0% – 13.99%	Options to purchase 60,000 shares of the Company’s common stock.
Level IV:	14.0% – 14.99%	Options to purchase 80,000 shares of the Company’s common stock.
Level V:	> 15.0%	Options to purchase 100,000 shares of the Company’s common stock.

On February 8, 2008, Mr. Jensen was granted immediately exercisable options to purchase 100,000 shares of common stock at an exercise price of $.34 per share based on fiscal 2007 EBITDA performance.

Mr. Jensen’s employment agreement was amended in January 2008 to increase Mr. Jensen’s base salary to $250,000 per year, with such increase retroactive to October 1, 2007. In addition, the amendment deleted the EBITDA-based cash incentive compensation measures described above, and provided instead for incentive compensation in respect of any fiscal year of up to the lesser of (x) 20% of our audited annual profit after tax, as reported in the financial statements included in our Annual Report on Form 10-K for such fiscal year and (y) $150,000.  The EBITDA-based stock option incentive compensation measures described above remained unchanged. During fiscal 2008, Mr. Jensen earned an incentive bonus of $150,000 and on September 30, 2008 was granted immediately exercisable options to purchase 100,000 shares of common stock at an exercise price of $.33 per share based on fiscal 2008 EBITDA performance. During fiscal 2009, Mr. Jensen earned an incentive bonus of $150,000 and on June 9, 2009 was granted immediately exercisable options to purchase 100,000 shares of common stock at an exercise price of $.23 per share based on fiscal 2009 EBITDA performance. In addition, the Board of Directors approved a discretionary incentive bonus of $125,000 to Mr. Jensen in recognition of successful sale of the tire recycling operations and repayment of all amounts due our secured lender, Laurus Master Fund, Ltd., in November 2008.

In June 1999, we entered into a two-year employment agreement with Mr. Coppa which automatically renews for two additional years upon each anniversary, unless notice of non-renewal is given by either party. The agreement provides for payment of twelve months salary as a severance payment for termination without cause. In January 2008, Mr. Coppa’s employment agreement was amended to increase his base salary from $150,000 to $161,500 per year, effective January 1, 2008 and provides for incentive compensation in respect of any fiscal year based on mutually agreed performance measures as determined our Compensation Committee. Any increases or bonuses will be made at the discretion of our Board of Directors upon the recommendation of the Compensation Committee.

During fiscal 2009 and 2008, Mr. Coppa earned a discretionary incentive bonus of $80,000 and $75,000 respectively, based on individual and company performance. In addition, the Board of Directors approved a discretionary incentive bonus of $50,000 to Mr. Coppa in recognition of successful sale of the tire recycling operations and repayment of all amounts due our secured lender, Laurus Master Fund, Ltd., in November 2008.

Outstanding Equity Awards

The following table sets forth information concerning outstanding stock options for each named executive officer as of September 30, 2009:

		Number of Securities Underlying		Exercise	Option
		Unexercised Options		Price	Expiration
Name	Date of Grant	Exercisable	Unexercisable	Per Share	Date

Lyle Jensen	March 12, 2002 (1)	25,000	--	$1.51	March 12, 2012
	August 23, 2002 (2)	2,500	--	$1.80	August 23, 2012
	February 20, 2003 (3)	2,000	--	$1.95	February 20, 2013
	April 24, 2004 (3)	2,000	--	$1.10	April 24, 2014
	June 15, 2005 (3)	2,000	--	$0.51	June 15, 2015
	April 12, 2006 (4)	300,000	200,000	$0.28	April 12, 2016
	December 18, 2006 (4)	40,000	60,000	$0.35	December 18, 2016
	December 29, 2006 (5)	25,000	--	$0.36	December 29, 2016
	February 8, 2008 (5)	100,000	--	$0.34	February 8, 2018
	September 30, 2008 (5)	100,000	--	$0.33	September 30, 2018
	November 17, 2008 (4)	--	100,000	$0.33	November 17, 2018
	June 8, 2009 (5)	100,000	--	$0.22	June 8, 2019

Charles E. Coppa	February 18, 2000 (1)	100,000	--	$0.50	February 18, 2010
	January 12, 2001 (2)	40,000	--	$0.40	January 12, 2011
	August 23, 2002 (2)	7,500	--	$1.80	August 23, 2012
	June 6, 2006 (4)	82,200	54,800	$0.36	June 6, 2016
	September 28, 2007 (4)	18,000	27,000	$0.35	September 28, 2017
	November 18, 2008 (4)	--	100,000	$0.35	November 18, 2018
	June 8, 2009 (4)	--	200,000	$0.22	June 8, 2019

(1)	These options are non-qualified, have a ten-year term and vest at an annual rate of 20% over a five-year period from the date of grant.

(2)	These options were granted under the 1993 Stock Option Plan, have a ten-year term and vest at an annual rate of 20% over a five-year period from the date of grant.

(3)	These options were granted under the 1996 Non Employee Stock Option Plan, have a ten-year term and vested immediately on the date of grant.

(4)	These options were granted under the 2005 Stock Option Plan, have a ten-year term and vest at an annual rate of 20% over a five-year period from the date of grant.

(5)	These options were granted under the 2005 Stock Option Plan, have a ten-year term and vested immediately on the date of grant.

Director Compensation

The following table sets forth information concerning the compensation of our Directors who are not named executive officers for the fiscal year ended September 30, 2009:

Name	Fees Earned or Paid in Cash or Common Stock (1)	Option Awards (2) (3)	All Other Compensation (4)	Total

Maury Needham	$ --	$ 55,000	$ 15,000	$ 70,000
Lew Boyd	$ 20,000	$ 39,000	$ 15,000	$ 74,000
Dr. Allen Kahn	$ 20,000	$ 39,000	$ 15,000	$ 74,000
Nick DeBenedictis	$ 5,000	$ 23,000	$ --	$ 28,000
Kevin Tierney, Sr.	$ 5,000	$ 11,000	$ 7,500	$ 23,500

(1)	All non-employee directors receive a quarterly board fee of $5,000 per quarter.

(2)
Amounts shown do not reflect compensation actually received by the named director. The amounts in the Option Awards column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal year ended September 30, 2009, in accordance with ASC 718 for all stock options granted in such fiscal years. The calculation in the table above excludes all assumptions with respect to forfeitures. There can be no assurance that the amounts set forth in the Option Awards column will ever be realized. A forfeiture rate was used in the expense calculation in the financial statements.

(3)
On November 17, 2008, Messrs. Needham, Boyd, Kahn and DeBenedictis were each granted options to purchase 100,000 shares of common stock at an exercise price of $.33 per share, have a 10 year term and vest equally over a 5 year term from date of grant. Mr. DeBenedictis’ options expired upon his termination as a director in February 2009. On June 9, 2009, Mr. Needham was granted options to purchase 200,000 shares of common stock and Messrs. Boyd and Kahn were each granted options to purchase 100,000 shares of common stock. All options are exercisable price of $.23 per share, have a 10 year term and vest equally over a 5 year term from date of grant. On July 1, 2009, Mr. Tierney was granted options to purchase 50,000 shares of common stock at an exercise price of $.32 per share, have a 10-year term and vest equally over a 5-year term from date of grant.

(4)
During June and July 2009, the Board of Directors approved the issuance of 175,000 shares of unregistered common stock in aggregate as restricted stock awards to Messrs. Needham, Boyd, Kahn and Tierney in recognition of past services and as future incentive, and recorded a $52,500 expense (assigned fair value based on closing bid price plus the anticipated income tax affect) associated with the issuance of these shares.  All recipients have agreed to hold the shares for a minimum of 18 months after issuance.

As of September 30, 2009, each non-employee director holds the following aggregate number of shares under outstanding stock options:

Name	Number of Shares Underlying Outstanding Stock Options

Maury Needham	742,500
Lew Boyd	245,500
Dr. Allen Kahn	251,500
Kevin Tierney, Sr.	50,000

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of ownership of our common stock and other equity securities on Form 3 and reports of changes in such ownership on Form 4 and Form 5. Officers, directors and 10% stockholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

To the best of management’s knowledge, based solely on review of the copies of such reports furnished to us during and with respect to, our most recent fiscal year, and written representation that no other reports were required, all Section 16(a) filing requirements applicable to our officers and directors have been complied with.

PROPOSAL NO. 2

PROPOSAL TO INCREASE THE NUMBER OF SHARES RESERVED UNDER THE 2005 PLAN

The 2005 Plan was adopted by our Board of Directors on March 18, 2005 and approved by our stockholders on June 16, 2005. A maximum of 2,000,000 shares of common stock were originally reserved for issuance under the 2005 Plan upon the exercise of options. On April 2, 2008, our shareholders approved an increase to the number of shares authorized under the Plan to 3,500,000 shares, subject to shareholder approval.

Management believes that providing key employees with long-term incentive compensation with the opportunity to build an ownership interest in our company through the granting of stock options. Our emphasis on long-term incentive compensation through the granting of stock options is designed to align individuals’ interests with those of our shareholders, retain key employees through the term of the awards, and motivate our employees to strive for outstanding performance. Management relies on stock options as an essential part of the compensation packages necessary for our company to attract and retain experienced officers and employees.

The Board of Directors believes that the proposed increase in the number of shares available under the 2005 Plan is essential to permit management to continue to provide long-term, equity-based incentives to present and future employees.

During the fiscal year ended September 30, 2009 we granted 2,050,000 options under the 2005 Plan with fair market value exercise prices and there are 3,352,000 options granted and outstanding as of February 1, 2010.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE 2005 PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE PLAN FROM 3,500,000 TO 6,000,000.

Summary of the 2005 Plan

Administration. Our Board of Directors and/or the Compensation Committee of the Board of Directors administers the 2005 Plan, which includes determining:

•	the individuals to receive options;
•	whether the options will be “incentive stock options” or “non-qualified options,” as further described below;
•	the terms and conditions of each option, including the number of shares and exercise price of the options;
•	whether restrictions such as repurchase options are to be imposed on shares subject to options, and the nature of such restrictions; and
•	the time when the options become exercisable.

The Compensation Committee has full authority to interpret the terms of the 2005 Plan and awards granted under the Plan, to adopt, amend and rescind rules and guidelines for the administration of the Plan and for its own acts and proceedings and to decide all questions and settle all controversies and disputes which may arise in connection with the Plan. The Compensation Committee or the Board may, in its discretion, determine to accelerate the vesting of any option; provided, however, that neither the Compensation Committee nor the Board may, without the consent of the option holder, accelerate the vesting of an any incentive stock option if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Internal Revenue Code, as amended (the “Code”).

Authorized Shares. We currently have reserved 3,500,000 shares of our common stock for issuance under the 2005 Plan.  As described below, the shares authorized under the Plan are subject to adjustment in the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting our common stock. The number of shares delivered upon exercise of an option will be determined net of any shares actually or constructively transferred by the option holder to our company in payment of the exercise price or tax withholding.

Eligibility. All directors, officers and employees of, or consultants to, our company or any of its subsidiaries are eligible to participate in the 2005 Plan.

Types of Options. Options under the 2005 Plan may be in the form of “incentive stock options” or “non-qualified options.” Incentive stock options are stock options that meet certain conditions imposed by Section 422A of the Code. All other options are non-qualified options. The exercise price of an incentive stock option may be not less than 100% (110% for an incentive stock option granted to a 10% or more stockholder) of the fair market value of our common stock on the date of grant. The aggregate fair market value, determined on the date the option is granted, of the stock for which any person may be granted incentive stock options which become exercisable for the first time by such person in any calendar year cannot exceed the sum of $100,000 (determined on the date such option is granted). No incentive stock option may be granted to a person who is not an “employee” as defined in the applicable provisions of the Code and regulations issued thereunder. An incentive stock option must expire in ten years (five years in the case of an incentive stock option granted to a 10% or more stockholder) after the date of grant. No incentive stock options can be granted under the 2005 Plan after March 18, 2015, but options granted before that date may be exercised thereafter.

Transferability. Options granted under the 2005 Plan are generally non-transferable other than by will or by the laws of descent and distribution. Non-qualified options may be transferred pursuant to qualified domestic relations orders as defined in the Code or Title I of the Employee Retirement Security Act of 1974. Options may be exercised by a person other than the person to whom they were granted only in the circumstances outlined below.

Termination of Service. Under the 2005 Plan, all previously unexercised incentive stock options terminate and are forfeited automatically upon the 90th day after the termination of the option holder’s service relationship with our company and our subsidiaries, unless the Compensation Committee expressly specifies otherwise. While not required to do so by the terms of the 2005 Plan, the Board currently expects to impose similar conditions on non-qualified stock options. In either case, however, if an option holder’s service relationship is terminated by reason of death or disability (as defined in the Plan), the vesting of the options will cease upon the date of the termination of service and the options may be exercised by the holder, the holder’s executor or administrator, or by the person to whom the option is transferred under the applicable laws of descent or distribution, as the case may be, within 180 days after the date of such termination of service. Notwithstanding the foregoing, in no event may (i) any option be exercised beyond the date on which such option would otherwise expire pursuant to its terms or (ii) any incentive stock option be exercised after the expiration of ten years (five years in the case of an incentive stock option granted to a 10% or more stockholder) from the date the incentive stock option was granted. Shares of common stock which are not delivered because of termination of awards may be reused for other awards.

Amendments. The Compensation Committee may at any time discontinue granting awards under the 2005 Plan. The Board may terminate or amend the Plan at any time, except that no amendment may adversely affect the rights of any option holder without his or her consent and no amendment may, without the approval of our stockholders obtained within 12 months after the Board adopts a resolution authorizing such amendment: (i) materially increase the number of shares of common stock available under the Plan (other than pursuant to a stock dividend, stock split or other change in corporate structure or capitalization affecting our common stock), (ii) change the group of persons eligible to receive incentive stock options, (iii) change the exercise price at which shares may be offered pursuant to incentive stock options (other than pursuant to a stock dividend, stock split or other change in corporate structure or capitalization affecting our common stock), or (iv) extend the expiration date of the 2005 Plan.

Change in Corporate Structure or Capitalization; Change in Control. In the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting our common stock, the number and kind of shares of stock of our company then subject to the 2005 Plan and the options then outstanding or to be granted thereunder, and the exercise price, if applicable, will be appropriately adjusted. In the event our company is to be consolidated with or acquired by another entity in a merger, sale of substantially all of our assets or otherwise, then the Compensation Committee or the board of directors of any entity assuming the obligations of our company under the 2005 Plan shall either (i) make appropriate provision for the continuation of such options by substituting on an equitable basis for the shares then subject to such options the consideration payable with respect to the outstanding shares of our common stock in connection with the acquisition; (ii) make appropriate provisions for the continuation of such options by substituting on an equitable basis for the shares then subject to such options any equity securities of the successor corporation; (iii) upon written notice to the option holders, provide that all options must be exercised, to the extent then exercisable, within a specified number of days of the date of such notice, at the end of which period the options shall terminate; (iv) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such options (to the extent then exercisable) over the exercise price thereof; (v) accelerate the date of exercise of such options or of any installment of such options; or (vi) terminate all options in exchange for the right to participate in any stock option or other employee benefit plan of any successor corporation.

In the event of the proposed dissolution or liquidation of our company, each option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Compensation Committee.

Term. The 2005 Plan, unless sooner terminated by the Board of Directors, will remain in effect until March 18, 2015.

Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax aspects of the 2005 Plan. This summary is not a complete description of such consequences. Moreover, this summary relates only to federal income taxes; there may also be federal estate and gift tax consequences associated with the 2005 Plan, as well as foreign, state and local tax consequences. The 2005 Plan is not qualified under Section 401(a) of the Code.

Incentive Stock Options. In general, neither the grant nor the exercise of an incentive stock option granted under the 2005 Plan will result in taxable income to the option holder or a deduction to our company. If the option holder does not dispose of stock received upon exercise of an incentive stock option within two years after the date the option is granted and within one year after the date of exercise, any later sale of such stock will result in a capital gain or loss.

If stock received upon the exercise of an incentive stock option is disposed of before the holding period requirements described above have been satisfied, the option holder will generally realize ordinary income at the time of disposition. The amount of such ordinary income will generally be equal to the difference between the fair market value of the common stock on the date of exercise and the option price. In the case of a disqualifying disposition in which a loss (if sustained) would be recognized, then the amount of ordinary income will not exceed the excess of the amount realized on the sale over the adjusted basis of the stock, that is, in general, the price paid for the stock. We will generally be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income realized by the option holder, subject to any necessary withholding and reporting requirements.

Certain option holders exercising incentive stock options may become subject to the alternative minimum tax, under which the difference between (i) the fair market value of stock purchased under incentive stock options, determined on the date of exercise, and (ii) the exercise price, will be an item of tax preference in the year of exercise for purposes of the alternative minimum tax.

Non-Qualified Options. No income results upon the grant of a non-qualified option with an exercise price that is not less than 100% of the fair market value of our common stock on the date of grant. When an option holder exercises a non-qualified option, he or she will realize ordinary income subject to withholding. Generally, such income will be realized at the time of exercise and in an amount equal to the excess, measured at the time of exercise, of the then fair market value of our common stock over the option price. We will generally be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income realized by the option holder, subject to certain withholding and reporting requirements.

Under Section 409A of the Code, a recipient of a stock option granted with an exercise price that is less than 100% of the fair market value of the underlying common stock on the date of grant will realize ordinary income, subject to withholding, in an amount equal to the excess of the fair market value of the common stock on the date of grant over the option price. In addition, the recipient will be subject to an additional excise tax equal to 20% of such amount. Under such circumstances, we will generally be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income (including the 20% excise tax) realized by the option holder.

New Incentive Plan Benefits

The future benefits or amounts that would be received under the 2005 Plan by executive officers and other employees are discretionary and are therefore not determinable at this time. In addition, the benefits or amounts which would have been received by or allocated to such persons for the last completed fiscal year if the 2005 Plan had been in effect cannot be determined.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF AUDITORS

Upon the recommendation of the Audit Committee, the Board of Directors has reappointed Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. (“SDKAS”) to audit our consolidated financial statements for the fiscal year ending September 30, 2010. SDKAS has served as our independent registered public accounting firm since fiscal 2007.

Stockholder ratification of our independent auditors is not required under Delaware law or under our Restated Certificate of Incorporation or By-Laws.

If the stockholders do not ratify the selection of Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. as our independent auditors for the fiscal year ending September 30, 2010, our Board of Directors will evaluate what would be in the best interests of our company and our stockholders and consider whether to select new independent auditors for the current fiscal year or whether to wait until the completion of the audit for the current fiscal year before changing independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ITS SELECTION OF SCHECHTER, DOKKEN, KANTER, ANDREWS & SELCER, LTD. AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2010.

INDEPENDENT PUBLIC ACCOUNTANTS

Audit Fees

The following table shows the aggregate fees that we paid or accrued for the audit and other services provided by SDKAS  for fiscal 2009 and fiscal 2008.

	Amount of Fee for
Type of Service	Fiscal 2009	Fiscal 2008
Audit Fees	$ 133,683	$ 147,039
Audit-Related Fees	8,633	36,833
Tax Fees	43,500	35,913
Total	$ 185,816	$ 219,785

Audit Fees. This category includes fees for the audits of our annual financial statements, review of financial statements included in our Form 10-QSB Quarterly Reports and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category consists of various accounting consultations and benefit plan audits.

Tax Fees. This category consists of professional services rendered for tax compliance, tax planning and tax advice. The services for the fees disclosed under this category include tax return preparation, research and technical tax advice.

Pre-Approval Policies and Procedures. The Audit Committee has adopted policies which provide that our independent auditors may only provide those audit and non-audit services that have been pre-approved by the Audit Committee, subject, with respect to non-audit services, to a de minimis exception (discussed below) and to the following additional requirements: (i) such services must not be prohibited under applicable federal securities rules and regulations, and (ii) the Audit Committee must make a determination that such services would be consistent with the principles that the independent auditor should not audit its own work, function as part of management, act as an advocate of our company, or be a promoter of our company’s stock or other financial interests. The chairman of the Audit Committee has the authority to grant pre-approvals of permitted non-audit services between meetings, provided that any such pre-approval must be presented to the full Audit Committee at its next scheduled meeting.

During fiscal 2009 and 2008, all of the non-audit services provided by SDKAS were pre-approved by the Audit Committee. Accordingly, the Audit Committee did not rely on the de minimis exception noted above. This exception waives the pre-approval requirements for non-audit services if certain conditions are satisfied, including, among others, that such services are promptly brought to the attention of and approved by the Audit Committee prior to the completion of the audit.

TRANSACTION OF OTHER BUSINESS

Our Board of Directors knows of no other matters which may be brought before the Meeting. If any other matters properly come before the Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

ADVANCE NOTICE PROCEDURES

Under our By-laws, nominations for a director may be made only by the Board of Directors, a committee appointed by the Board of Directors, or by a stockholder of record entitled to vote on the election of directors, who is also a stockholder at the record date of the meeting and also on the date of the meeting at which directors are to be elected, who has delivered notice to our principal executive offices (containing certain information specified in the By-laws) (i) not fewer than 60 days nor more than 90 days prior to the anniversary date of the preceding year’s annual meeting, or (ii) if the meeting is called for a date not within 30 days before or after such anniversary date, not later than the close of business on the 10th day following the date notice of such meeting is mailed or made public, whichever is earlier.

Our By-laws also provide that no business may be brought before an annual meeting of stockholders except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board of Directors, the presiding officer or by a stockholder who shall have been a stockholder of record on the record date for such meeting and who shall continue to be entitled to vote thereafter, who has delivered notice to our principal executive offices (containing certain information specified in the By-laws) (i) not fewer than 60 days nor more than 90 days prior to the anniversary date of the preceding year’s annual meeting, or (ii) for a special meeting or an annual meeting called for a date not within 30 days before or after such anniversary date, not later than the close of business on the 10th day following the date notice of such meeting is mailed or made public, whichever is earlier.

These requirements are separate and apart from and in addition to the requirements that a stockholder must meet in order to have a stockholder proposal included in our Proxy Statement under Rule 14a-8 of the Securities Exchange Act of 1934. A copy of the full text of the By-law provisions discussed above may be obtained by writing to the Corporate Secretary, GreenMan Technologies, Inc., 205 South Garfield, Carlisle, Iowa 50047.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the proxy statement to be mailed to all stockholders entitled to vote at our next annual meeting of stockholders must be received at our principal executive offices not later than November 1, 2010. In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by Certified Mail Return Receipt Requested.

EXPENSES AND SOLICITATION

The cost of solicitation by proxies will be borne by us, in addition to directly soliciting stockholders by mail, we may request banks and brokers to solicit their customers who have our stock registered in the name of the nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by our officers and employees may be made of some stockholders in person or by mail or telephone.

INFORMATION INCORPORATED BY REFERENCE

Our Annual Report, containing financial statements and management’s discussion and analysis of our financial condition and results of operations for the year ended September 30, 2009 is being mailed contemporaneously with this proxy statement to all stockholders entitled to vote, and is  incorporated herein by this reference.

GREENMAN TECHNOLOGIES, INC.
ANNUAL MEETING OF STOCKHOLDERS
March 31, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of GreenMan Technologies, Inc. (the “Company”) hereby appoints Lyle Jensen and Charles E. Coppa, and each of them acting singly, with power of substitution, the attorneys and proxies of the undersigned and authorizes them to represent and vote on behalf of the undersigned, as designated, all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on March 31, 2010, and at any adjournment or postponement of such meeting for the purposes identified on the reverse side of this proxy and with discretionary authority as to any other matters that properly come before the Annual Meeting, in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If this proxy is returned without direction being given, this proxy will be voted FOR all proposals.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
GREENMAN TECHNOLOGIES, INC.
March 31, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at www.greenman.biz/investor/2010Proxy

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of five Directors:

☐ For all nominees ☐ Withhold authority for all nominees ☐ For all except (see instructions below)	Nominees: O Maurice E. Needham O Lew F. Boyd O Dr. Allen Kahn O Lyle Jensen O Kevin Tierney, Sr.

Instructions: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: O

2. To approve an amendment to our 2005 Stock Option Plan to increase the number of shares that may be issued under the plan from 3,500,000 to 6,000,000.

For	Against	Abstain
☐	☐	☐

3. Ratify the selection of the firm of Schecter, Dokken, Kanter, Andrews, & Selcer Ltd. as independent auditors for the fiscal year ending September 30, 2010.

For	Against	Abstain
☐	☐	☐

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.
Please check here if you plan to attend the meeting.  ☐

____________________	____________	____________________	____________
Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.